G. BRAD BECKSTEAD
Certified Public Accountant
                                         330 E. Warm Springs
                                         Las Vegas, NV 89119
                                                702.528.1984





April 12, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of April 12, 2000, on the Financial
Statements of The Regency Group Limited, Inc. from the inception date of February 1, 1999 through December 31,
1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange
Commission.

Signed,



/s/G. Brad Beckstead, CPA
Nevada License #2701